DE-AC01-93NE50067,
08843672/50067-02
Amendment No. 013
EXHIBIT 10.6
     AMENDMENT NO. 013, dated as of November 11, 1999, to Contract No. DE-AC01-93NE50067, 08843672/50067-02 entered into January 14, 1994 (“Contract”) by and between the United States Enrichment Corporation (“USEC”), Executive Agent of the United States of America, and AO Techsnabexport (“TENEX”), Executive Agent of the Ministry of Atomic Energy (“MINATOM”), Executive Agent of the Russian Federation. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Contract.
     WHEREAS, on April 22, 1999, USEC placed its calendar year 1999 order for separative work units (“SWU”) under the Contract;
     WHEREAS, to account for delays in the delivery of SWU ordered by USEC for calendar years 1997 and 1998, the calendar year 1999 deliveries did not begin until the end of July 1999;
     WHEREAS, in August 1999, while preparing certain newly-purchased cylinders for shipment to Russia, USEC discovered that some of the cylinders were out of specification and could not meet applicable requirements due to an unannounced change in the vendor’s manufacturing procedure adopted in July 1999;
     WHEREAS, the defect in the cylinders was beyond the control of, and without the negligence or fault of, either Party; and despite the Parties’ best efforts it led to a delay in the delivery of cylinders to TENEX and a delay in the delivery of the SWU ordered for calendar year 1999;
     WHEREAS, USEC is willing to agree to TENEX’s request to resolve this matter by accelerating payments for certain calendar year 1999 deliveries that will occur later than originally expected when USEC issued its calendar 1999 order on April 22, 1999;
     WHEREAS, the Parties also wish to reaffirm their commitment to mutual cooperation with respect to deliveries in calendar year 2000 and beyond;
     NOW, THEREFORE, USEC and TENEX agree as follows:
     SECTION 1: Part I, Section G.04 of the Contract is hereby amended by inserting the following new paragraphs at the end of Section G.04:
“The 60 day period referred to in the preceding paragraphs of this Section G.04 shall be reduced to the number of days necessary to ensure payment by December 17, 1999 of any invoice received by December 13, 1999 for SWU contained in LEU delivered to USEC pursuant to this Contract between November 1, 1999 and December 13, 1999; provided, that such SWU was ordered by USEC in its April 22, 1999, order for delivery in October, November or December 1999.”
“No later than December 13, 1999, TENEX may issue one invoice to USEC for SWU ordered by USEC for delivery in October, November or December 1999, but which will not be delivered to

DE-AC01-93NE50067,
08843672/50067-02
Amendment No. 013
USEC before the end of 1999 (an “Advance Payment Delivery”) due solely to delays in the delivery of cylinders to TENEX, but only to the extent that (i) on or prior to the invoice date, cylinders provided by USEC have been filled with LEU containing such Advance Payment Delivery, (ii) the invoice is accompanied by a certificate from an authorized official of TENEX stating that such cylinders have been filled with LEU and identifying the specific cylinders that have been filled, and (iii) the aggregate amount of payments to TENEX made by USEC in calendar year 1999 will not exceed $394 million. The period for payment of such invoice shall also be reduced to the number of days necessary to ensure payment by December 17, 1999. USEC shall not be required to deliver to TENEX the Natural Uranium Component of LEU containing the Advance Payment Delivery until the LEU is delivered to USEC in accordance with this Contract.”
“TENEX hereby acknowledges that until LEU containing the Advance Payment Delivery is actually delivered to USEC, the amount paid by USEC for the Advance Payment Delivery shall be considered a debt of TENEX and, in the event such LEU is not delivered to USEC within thirty (30) days after USEC’s payment of the invoice (the “Delivery Due Date”) for reasons other than USEC’s failure to provide vessels in a timely manner that are sufficient and available to effect delivery pursuant to Part I, Section F.02 of this Contract, USEC may enforce repayment of such debt by TENEX, plus interest calculated from the date of payment at the same rate used for late payments by USEC under Part I, Section G.04 of this Contract (“Applicable Interest”), in any manner permitted by this Contract or by applicable law or regulation, including, but not limited to, the following measures:”
     “ (a) Pending delivery of the LEU to USEC, USEC may refuse to honor TENEX’s requests for book transfer or physical delivery of any natural uranium held in TENEX’s name by USEC, whether such request is made pursuant to this Contract or pursuant to any other contract or agreement that TENEX may have with USEC. USEC’s right to refuse such requests shall terminate once USEC has either received the Advance Payment Delivery or has recouped the amount it paid for the Advance Payment Delivery, plus any Applicable Interest, under subparagraph (b) below. USEC’s right of refusal shall not apply to any request submitted in writing to USEC prior to the Delivery Due Date, even if the book transfer or physical delivery will occur after the Delivery Due Date.”
     “ (b) If TENEX has not delivered all the LEU containing the Advance Payment Delivery within sixty (60) days after USEC’s payment of the invoice, USEC may exercise its right to offset TENEX’s debt, plus Applicable Interest to the date of offset, against any payments owed by USEC to TENEX under this Contract or any other contract or agreement with USEC.”
Applicable Interest shall not be owed to USEC if the Advance Payment Delivery is delivered to USEC prior to the exercise of USEC’s right of offset under (b) above.
     SECTION 2: Notwithstanding any provision of the Contract to the contrary, the Parties shall commence the negotiations required by Part I, Section B.06(b)(3) no later than January 31, 2000 and conclude an amendment on pricing for calendar year 2002 and beyond no later than July 31, 2000.
     SECTION 3: Except as amended hereby, the Contract shall remain unchanged and in full force and effect. In the event that any conflict arises between this Amendment and the Contract, TENEX and USEC shall resolve such conflict consistent with the purpose of this Amendment as set forth in the recitals herein.

DE-AC01-93NE50067,
08843672/50067-02
Amendment No. 013
     SECTION 4: This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

UNITED STATES ENRICHMENT CORPORATION		AO TECHSNABEXPORT

By:	/s/ Philip G. Sewell	By:	/s/ Revmir G. Fraishtout

	(Philip G. Sewell)		(Revmir G. Fraishtout)

		By:	/s/ Alexei A. Grigoriev

(Alexei A. Grigoriev)